[letterhead of Andrews & Kurth L.L.P.]

                                                  Exhibit 8.1

                        December 15, 2000

Board of Directors
El Paso Energy Corporation
El Paso Energy Building
1001 Louisiana Street
Houston, Texas 77002

Gentlemen:

      We have acted as special counsel to El Paso Energy Corporation, a Delaware corporation (the "Company"), in connection with (i) the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement and Post-Effective Amendment No. 2 on Form S-3 filed by the Company with the Commission on August 27, 1999, file number 333-86049 (the "Registration Statement"), for the purpose of registering under the Act, among other securities, senior debt securities of the Company; (ii) the preparation of a
prospectus   supplement  dated  December  13,   2000   (the
"Prospectus Supplement") in connection with the issuance of up to $900,000,000 aggregate principal amount of Medium Term Notes Due Nine Months of More From Date Issued of the Company and (iii) the preparation of a pricing supplement dated December 14, 2000 in connection with the issuance of $300,000,000 aggregate principal amount of 6.95% Medium Term Senior Notes of the Company.

        We have reviewed the information contained in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Consequences." It is our opinion that such information is accurate and complete in all material respects to the extent that it constitutes matters of law or legal conclusions.

         Our  opinion is based upon our interpretations  of
current  law, including court authority and existing  Final
and Temporary Regulations, which are subject to change both
prospectively  and retroactively, and upon  the  facts  and
assumptions   discussed  herein  and  in  the  Registration
Statement.   This opinion letter is limited to the  matters
set  forth  herein,  and no opinions  are  intended  to  be
implied  or  may be inferred beyond those expressly  stated
herein.  Our opinion is rendered as of the date hereof  and
we  assume  no  obligation  to update  or  supplement  this
opinion  or  any matter related to this opinion to  reflect
any  change of fact, circumstances, or law after  the  date
hereof.   In  addition,  our  opinion  is  based   on   the
assumption  that the matter will be properly  presented  to
the  applicable  court.   We must  note  that  our  opinion
represents  merely our best legal judgment on  the  matters
presented and that others may disagree with our conclusion.
Our opinion is not binding on the Internal Revenue Services
or  a court and there can be no assurance that the Internal
Revenue Service will not take a contrary position or that a
court  would agree with our opinion if litigated.   In  the
event  any  one  of  the  statements,  representations   or
assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        We hereby consent to the references to our firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement and the use of this opinion as an exhibit to the Registration Statement.


                                Very truly yours,


                               /s/ Andrews & Kurth L.L.P.